                                                                   Exhibit 10.39

October 3, 2001

Mr. Jeff Friedman
1546 11th Avenue
San Francisco, California 94132

Dear Jeff:

This letter sets forth the substance of the separation agreement (the "Agreement") that Oplink Communications, Inc. (the "Company") is offering to you to aid in your employment transition.

     1. Separation. Your last day of work with the Company and your employment termination date will be November 4, 2001 (the "Separation Date"). Between today and the Separation Date, you will be on a paid leave of absence and will not be expected to report to work, although you agree to make yourself available to the Company by telephone to assist in transitional matters as reasonably requested by the Company.

     2. Accrued Salary And Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law. As of the Separation Date, your accrued vacation balance will be thirteen (13) days.

     3. Severance Payments. Although the Company has no policy or procedure requiring payment of any severance benefits, the Company will pay you, as severance, the equivalent of three (3) months of your base salary in effect on the Separation Date, subject to standard payroll deductions and withholdings. This amount will be paid in a lump sum within ten (10) days of the Separation Date, provided that you have signed and returned this Agreement to the Company by that date. The Company acknowledges and agrees that your base salary in effect on the Separation Date is $200,000 per year.

     4. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish.

     5. Stock Options. During your employment with the Company, the Company granted you two options (the "Options") to purchase shares of the Company's common stock subject to a vesting schedule. As part of this Agreement, on the Separation Date, the Company will accelerate the vesting of the Options such that you will be vested in all shares subject to the Options that would have vested had you remained employed through November 4, 2002. Additionally, on the Separation Date, the Company will amend the Options to provide that you are permitted to exercise any vested shares subject to the Options on or before February 4, 2004. Except as set forth in this paragraph 5, the Options will continue to be governed by the applicable stock option agreements and plan documents. You are advised by the Company to seek independent legal advice with respect to tax issues regarding the Options. The Company makes no representation regarding any such tax issues. In order to receive the accelerated vesting


                                       1.

and amendment described in this paragraph 5, on the Separation Date, you must sign the Separation Date Release attached hereto as Exhibit A.

     6. Reference. The Company agrees to provide you with the reference letter attached hereto as Exhibit B. Additionally, the Company agrees to inform any potential employers that you were terminated in connection with a reduction in force. You agree to direct any such inquiries to me or any subsequent CEO.

     7. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the sole exception of any benefit the right to which has vested under the express terms of a Company benefit plan document.

     8. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

     9. Return Of Company Property. You agree that unless otherwise agreed, by the Separation Date, you shall return to the Company all Company documents (and all copies thereto) and other Company property in your possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

     10. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement (a copy of which is attached hereto as Exhibit C.

     11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, unless necessary to effectuate the terms of this agreement.

     12. Nondisparagement. Both you and the Company's officers agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in


                                       2.

any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

     13. Release By You. Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company, its parent, subsidiaries, and affiliated companies, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Agreement is signed, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the California Labor Code; tort law; contract law; wrongful discharge; discrimination; retaliation; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     14. Release By The Company. The Company hereby releases, acquits and forever discharges you and your agents, successors, assigns, attorneys and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of any kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time within the authorized course and scope of your employment with the Company.

     15. Waiver Of Unknown Claims. In giving these releases, which include claims that may be unknown to the parties at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The parties expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to their release of any unknown claims against the other party.

     16. Arbitration. All disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach or interpretation shall be resolved solely and exclusively by final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. ("JAMS") in San Jose, California, using a single arbitrator, under the then-existing JAMS rules. However, neither party shall be prevented from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.


                                       3.

     17. Miscellaneous. This Agreement, including all exhibits and the proposed amendment set forth in paragraph 5, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.


                                       4.

If this Agreement is acceptable to you, please sign below return the original to me.

I wish you the best in your future endeavors.

Sincerely,

OPLINK COMMUNICATIONS, INC.


By:
   -------------------------------------------------------
    Fred Fromm


Exhibit A - Separation Date Release
Exhibit B - Reference Letter
Exhibit C - Proprietary Information and Inventions Agreement

AGREED:


----------------------------------------------------------
Jeff Friedman


                                       5.

                                    EXHIBIT A

                             SEPARATION DATE RELEASE

I understand that, pursuant to the letter agreement between me and the Company, which I signed on _________, 2001 (the "Agreement"), I am required to sign this Separation Date Release ("Release") as a condition for receiving the stock option vesting and stock option amendments set forth in paragraph 5 of the Agreement. I further understand that, regardless of whether I sign this Release, the Company will pay me all accrued salary and vacation earned through my termination date, to which I am entitled by law.

In consideration for the stock option vesting and stock option amendments set forth in paragraph 5 of the Agreement, I hereby release, acquit and forever discharge the Company, and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Release is signed, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

HAVING READ AND UNDERSTOOD THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.


--------------------------------------     -------------------------------------
Jeff Friedman                              Date

                                    EXHIBIT B

                                REFERENCE LETTER

Dear Sir or Madam:

We are writing a recommendation for hire on behalf of Jeff D. Friedman. Mr. Friedman worked in the capacity as General Counsel and Secretary during August 2000 until November 2001. Mr. Friedman performed diligently and exhibited superior training and judgment in his role as General Counsel. We recommend him for a similar position, without reservation.

Due to the extreme downturn in the economy, and the difficulties experienced in the telecommunications industry, Oplink was required to take necessary actions to respond to the economic climate and reduce our work force. Such actions included outsourcing the role of General Counsel to an outside law firm.

We would be more than happy to speak to you in person if it would aid in your hiring decision regarding Mr. Friedman.

Regards,


---------------------------------------------
Joe Liu
CEO
Oplink Communications


---------------------------------------------
Fred Fromm
President, Oplink Communications

                                    EXHIBIT C

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT